Exhibit 107

Calculation of Filing Fee Tables

Post-Effective Amendment to Form F-3
(Form Type)

Vale S.A.

Vale Overseas Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities of Vale S.A.	—	—	—	—	—	—
	Debt	Debt Securities of Vale Overseas	—	—	—	—	—	—
	Other	Vale Guarantee of Vale Overseas Securities (2)	—	—	—	—	—	—
	Unallocated (Universal) Shelf	―	457(o)	US$4,000,000,000 (3)	— (4)	US$4,000,000,000(5)	0.00011020	US$440,800
Fees Previously Paid								―
	Total Offering Amounts							US$4,000,000,000
	Total Fees Previously Paid							―
	Total Fee Offsets							―
	Net Fee Due							US$440,800
(1)	Debt securities of Vale S.A and debt securities of Vale Overseas Limited, fully and unconditionally guaranteed by Vale S.A.
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the Guarantees by Vale S.A. of Vale Overseas Limited Debt Securities is payable.
(3)	Including such indeterminate principal amount of debt securities as may be issued from time to time at indeterminate prices, not to exceed the Maximum Aggregate Offering Price. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination, or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder. Includes consideration to be received by the registrants, if applicable, for registered securities that are issuable upon exercise, conversion, or exchange of other registered securities.

(4)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to item 2.A.iii.b under Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form F-3 under the Securities Act.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. In no event will the aggregate offering price of the securities issued under the Registration Statement exceed the amount registered.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A

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